UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 12, 2012

DiamondRock Hospitality Company
(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500
Bethesda, MD 20814
(Address of Principal Executive Offices)  (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On July 12, 2012 (the “Closing Date”), DiamondRock Hospitality Company (the “Company”) completed its acquisition of a portfolio of four hotels from affiliates of Blackstone Real Estate Partners VI (the “Sellers”) for a contractual purchase price of approximately $495 million (the “Portfolio Acquisition”) pursuant to an Agreement of Purchase and Sale among the Company and the Sellers, dated July 9, 2012 (the “Purchase Agreement”).  The hotels acquired are the Hilton Boston Downtown, the Westin Washington, D.C. City Center, the Westin San Diego and the Hilton Burlington (collectively, the “Acquisition Portfolio”).   The execution of the Purchase Agreement was previously reported on the Company’s Current Report on Form 8-K dated July 9, 2012.  The contractual purchase price of the Acquisition Portfolio exceeded 10% of the total assets of the Company as of December 31, 2011 but does not meet the thresholds under the significant acquisition testing under Rule S-X 3-05 that would require the presentation of financial statements and pro forma information under Item 9.01 hereof.

The Portfolio Acquisition was funded with a combination of approximately $120 million in borrowings under the Company’s senior unsecured credit facility, $100 million of available corporate cash, net proceeds from the Company’s recent public offering of common stock and the issuance of 7, 211,538 shares of the Company’s common stock to an affiliate of the Sellers in a private placement (the “Stock Consideration”).

In connection with the Portfolio Acquisition, the Company entered into a registration rights and lock-up agreement dated as of the Closing Date (the “Registration Rights Agreement”) with an affiliate of the Sellers (the “Holder”) that provides the Holder with certain registration rights and imposes certain restrictions on the Holder’s transfer of the Stock Consideration.  Pursuant to the Registration Rights Agreement, the Holder agreed that for a period of 150 days following the Closing Date, or the lock-up period, it will not sell, dispose or otherwise transfer the Stock Consideration, subject to certain exceptions. The Registration Rights Agreement will, among other things, require the Company to use its best efforts to file a resale shelf registration statement registering the Holder’s resale of the shares of the Company’s common stock and will provide the Holder with certain customary demand and piggyback registration rights with respect to such shares, subject to the limitations set forth therein.

The foregoing is only a summary of certain provisions of the Purchase Agreement and the Registration Rights Agreement and is qualified in its entirety by the terms of the Purchase Agreement and the Registration Rights Agreement, copies of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 15, 2012.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item 2.01 with respect to the Portfolio Acquisition is incorporated by reference from Item 1.01 of this Current Report on Form 8-K. There are no material relationships between the Sellers and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer, other than in respect to the acquisition of the Acquisition Portfolio.

ITEM 3.02 Unregistered Shares of Equity Securities.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance of the Stock Consideration to the Holder on the Closing Date pursuant to the Purchase Agreement as described above was not registered under the Securities Act of 1933 (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) thereof for transactions not involving a public offering.

ITEM 7.01  Regulation FD Disclosure.

On July 12, 2012, the Company issued a press release announcing the completion of the Portfolio Acquisition, a copy of which is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act, of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

ITEM 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: July 16, 2012	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of DiamondRock Hospitality Company, dated July 16, 2012